Exhibit 99.1

Continuation Sheet

Explanation of Responses

Fox Paine Capital, LLC, a Delaware limited liability company ("FPC"), is the general partner of Fox Paine Capital Fund, L.P., a Delaware limited partnership (“FPCF”), which in turn is the record owner of 16,974,391 shares, or approximately 73%, of the common stock of American Cystoscope Makers, Inc., a Delaware corporation ("Holdings"), which in turn is the parent and the 100% equity owner of ACMI Corporation, a Delaware corporation (f/k/a Circon Corporation, “ACMI”), which is the record owner of 3,000,000 shares of the common stock of the Issuer (the “Bovie Shares”).  Fox Paine & Company, LLC, a Delaware limited liability company ("Fox Paine"), is the manager of FPCF. As a result, FPC, FPCF, Holdings, and Fox Paine may be deemed to have indirect beneficial ownership of the Bovie Shares owned directly by ACMI. FPC, FPCF, Holdings, and Fox Paine each expressly disclaims beneficial ownership of any Bovie Shares in which they do not have a pecuniary interest.